EXHIBIT 11


              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE



The basic net loss per share is determined by dividing the net loss by the weighted average common shares outstanding. The diluted net loss per share includes Common Stock equivalents (options and warrants).

                                                     2003                         2002
                                             BASIC         DILUTED         BASIC         DILUTED
                                          ----------     ----------     ----------     ----------
Net Loss                                  $ (391,058)    $ (391,058)    $  (10,778)    $  (10,778)
                                          ==========     ==========     ==========     ==========
Average Shares Outstanding                   801,065        801,065        813,565        813,565

  Effect of dilutive securities:
                   Options *                      --             --             --             --
                   Warrants *                     --             --             --             --
                                          ----------     ----------     ----------     ----------

Equivalent shares                            801,065        801,065        813,565        813,565
                                          ==========     ==========     ==========     ==========

Loss per Share                            $    (0.49)    $    (0.49)    $    (0.01)    $    (0.01)
                                          ==========     ==========     ==========     ==========

* All potential common shares are anti-dilutive for 2003 and 2002 and are excluded from the calculation of loss per share.